UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
February 8, 2007
Date of Report (Date of earliest event reqported)
PXRE GROUP LTD.
(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	1-15259 (Commission File No.)	98-0214719 (I.R.S. Employer Identification No.)

PXRE House 110 Pitts Bay Road Pembroke HM 08 Bermuda	P.O. Box HM 1282 Hamilton HM FX Bermuda
(Address, including zip code, of principal executive offices)	(Mailing address)
(441) 296-5858
(Registrant’s telephone number, including area code)
NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.  Termination of a Material Definitive Agreement
On February 8, 2007, PXRE Reinsurance Ltd. (“PXRE”) did not pay the premium due under a Reinsurance Agreement (the “Reinsurance Agreement”), dated as of November 8, 2005, by and between PXRE, as cedent, and Atlantic and Western Re Limited, a Cayman Islands reinsurance company (“A&W Re”), as reinsurer. The non-payment is expected to result in an event of default under the Reinsurance Agreement, which will trigger the early commutation of the Reinsurance Agreement. PXRE will be assessed termination charges of approximately $17.6 million as a result of the early commutation of the Reinsurance Agreement.
The Reinsurance Agreement provided two layers of reinsurance protection though 2010 to PXRE. The first layer provided $200 million of coverage for losses arising from hurricanes in the Eastern and Gulf coasts of the United States, windstorms in northern Europe and earthquakes in California. The second layer provided $100 million of coverage for losses arising from hurricanes in the Eastern and Gulf coasts of the United States and windstorms in northern Europe. The reinsurance coverage was based on a modeled loss trigger. PXRE had created a series of notional portfolios of reinsurance contracts designed to closely mimic the exposures in PXRE’s assumed reinsurance portfolio in 2005/2006. Upon the occurrence of a hurricane, windstorm or earthquake in the covered territories, the parameters of the catastrophe event would have been modeled against the notional portfolios. If the modeled loss to the notional portfolio exceeded the attachment point for the peril at issue, then PXRE would have had the right to make a recovery under the Reinsurance Agreement, provided that PXRE’s recovery could not exceed the actual losses sustained by PXRE as a result of such catastrophe event.
In order to realize any benefit from the coverage provided under the Reinsurance Agreement, PXRE would need to incur significant losses from a catastrophe event. Since the downgrade and withdrawal of PXRE’s credit ratings in early 2006, PXRE has not underwriten any new reinsurance contracts or renewed any of its expiring reinsurance contracts. Effective as of January 1, 2007, virtually all of PXRE’s in-force assumed reinsurance contracts had expired and PXRE has no remaining material exposure to future catastrophe events. The Board of Directors of PXRE Group Ltd. concluded that it was unlikely that PXRE Group Ltd. would ultimately pursue a strategic alternative that would allow PXRE to utilize the coverage available under the Reinsurance Agreement in light of the extremely high attachment point under the Reinsurance Agreement.
PXRE is also a party to another agreement that provides collateralized catastrophe protection (the “A&W II Transaction”) and to several multi-year ceded reinsurance agreements. These reinsurance protections attach at lower levels of loss. As part of its ongoing strategic evaluation process, the Board of Directors is continuing to evaluate the likelihood that PXRE Group Ltd. will pursue a strategic alternative that will allow PXRE to utilize the benefits of these remaining ceded catastrophe protections. If the Board of Directors elects to pursue a strategic alternative that does not involve significant catastrophe exposures or determines that the best alternative is to place PXRE’s reinsurance business into runoff and eventually commence an orderly winding up of PXRE’s operations over some indeterminate period, then PXRE could incur additional termination charges of up to $35.8 million.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PXRE Group Ltd. (Registrant)

By:	/s/ Robert P. Myron
	Name:	Robert P. Myron
	Title:	Executive Vice President & Chief Financial Officer

Date:  February 9, 2007